Exhibit 10.3
November 15, 2007
Mr. James H. Vandenberghe
[home address]
Dear Jim:
     The purpose of this letter is to confirm the terms by which you will be engaged by Lear Corporation (the “Company”) as a consultant following your retirement as its Vice Chairman. The key terms of your engagement are as follows:
     1. Term and Termination. Your retirement as Vice Chairman and consulting engagement under this letter agreement shall become effective on May 31, 2008, unless your employment is terminated at any time before such date as described in Section 5(a), (b) or (c) of your employment agreement with the Company dated March 15, 2005 (the “Employment Agreement”).
     The term of your engagement hereunder (the “Consulting Period”) shall be equal to one (1) year. Notwithstanding the foregoing, the Company may terminate the Consulting Period at any time for Cause. For purposes of this letter agreement, “Cause” will have the same meaning as set forth in the Employment Agreement.
     2. Services. You agree to provide transition, consulting and other related services to the Company, as may be requested from time to time by the Company’s Chief Executive Officer (“CEO”). In this regard, you agree to provide consulting advice and services related to your extensive industry experience, your unique knowledge of the Company and its contacts and such other services as may be mutually agreed upon by you and the CEO and which are consistent with your position as former Chief Financial Officer (“CFO”) and Vice Chairman. You further agree to assist in providing an effective transition of your executive responsibilities. You agree to make yourself reasonably available as requested by the Company’s CEO and to develop a mutually acceptable work schedule during the term of your consulting engagement. You shall diligently and competently perform the services requested hereunder and use reasonable efforts in connection with the performance of such services. During the Consulting Period, you shall not be expected to provide more than an average of forty (40) hours per month of consulting services.
     3. Compensation.
     a. As compensation for your consulting services, the Company will pay you an amount equal to $700,000, payable in twenty-four equal semi-monthly installments without interest through the Consulting Period.

Mr. James H. Vandenberghe
November 15, 2007

     b. The Company will reimburse you for reasonable and necessary business expenses incurred in the course of performing services hereunder, subject to approval of such expenses by an executive officer of the Company. Any reimbursement payable pursuant to this Paragraph 3 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred.
     c. During the Consulting Period, you and your spouse shall continue to be eligible to participate in the Company’s group health plan (medical and dental) on the terms and conditions applicable to salaried employees of the Company. To the extent your and your spouse’s continued participation in the group health plan is not permissible during the Consulting Period, the Company will pay to you an amount equal to the premium for substantially equivalent coverage available outside of the Company plan.
     4. Administrative Support. The Company agrees that it will provide you with appropriate office space and administrative support while you are performing services for the Company at the Company’s location. During the Consulting Period, the Company agrees to provide you with reasonable technical support and the Company’s help desk shall be available to provide technical assistance to you as reasonably requested with respect to the computers referred to above. The Company further agrees to maintain your Company e-mail address during the Consulting Period.
     5. Protective Covenant. You shall continue to be bound by the restrictive covenants set forth in your Employment Agreement during the Consulting Period; provided that the restrictions set forth in Sections 10, 11 and 12 of the Employment Agreement shall continue to apply until two (2) years after the end of the Consulting Period.
     6. Relationship. It is the intention of the parties to this letter agreement that, during the Consulting Period, you are to be an independent contractor and not an employee of the Company and nothing in this letter shall be construed to create an employment relationship between you and the Company following your retirement as Vice Chairman. As an independent contractor, you shall not, except as otherwise provided in Paragraph 3 hereof, participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company. You shall have exclusive control of the method of performance of your duties hereunder and shall independently manage and control your activities subject only to the terms of this letter agreement. You recognize, acknowledge and agree that, as an independent contractor, all income paid to you under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Code. You recognize, acknowledge and agree that because of your status as an independent contractor, the Company, its officers, directors, and employees shall have no obligation or liability whatsoever to you, your heirs, administrators, assigns, or creditors for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.
     7. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you

Mr. James H. Vandenberghe
November 15, 2007

agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Any reimbursement payable pursuant to this Paragraph 7 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this Paragraph 7 shall survive the termination of your consultancy.
     8. Other Understandings. This letter, together with the Employment Agreement, set forth our entire agreement and understanding and supersede any and all other agreements, either oral or in writing, between the Company, any of its shareholders, members, and/or principals and you related to the subject matter addressed herein. No change to this letter will be valid unless in writing and signed by the Company and you.
     9. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Michigan.
     Please confirm your acceptance of our offer by signing on the space provided below and returning this letter to the Company by                     , 2007.

LEAR CORPORATION
By:	/s/ Roger A. Jackson
Roger A. Jackson

Accepted this 15th day of November, 2007

/s/ James H. Vandenberghe

James H. Vandenberghe